Exhibit 5.1

May 1, 2008

John K. Bray

NewStar Financial, Inc.

500 Boylston Street

Suite 1600

Boston, Massachusetts 02116

(617) 848-2500

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of NewStar Financial, Inc. (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to (i) 32,266,878 shares (the “Shares”) of the Common Stock of the Company, $0.01 par value per share (“Common Stock”) and (iii) 631,461 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding Warrants (the “Warrants”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, the Warrants and the Warrant Shares. We have made such examination as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.	Assuming that the Company has sufficient shares of its Common Stock available for issuance under its certificate of incorporation, when the Warrant Shares are issued in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized and validly issued and fully paid and nonassessable

The opinion expressed above is limited to the Delaware General Corporation Law including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and such provisions of the Delaware Constitution.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP
Edwards Angell Palmer & Dodge LLP